UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 12, 2003

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 9.  Regulation FD Disclosure

Content of LabOne Conference Call held May 12, 2003

The following report is about LabOne's first quarter 2003. Some portions of the following discussion may contain "forward-looking statements," including, but not limited to, projections and statements of revenue growth, earnings, expansion of services and customer base and improvements in operating efficiencies. Forward-looking statements often can be identified by the use of forward-looking terminology, such as "could," "should," "will," "will be," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" or variations thereof. Forward-looking statements are not guarantees of future performance or results. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, the volume, pricing and mix of services provided by the Company, intense competition, the loss of one or more significant customers, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission ("SEC"), including the Cautionary Statement filed as Exhibit 99 to the Company's Annual Report on Form 10-K.

We are pleased with our first quarter results reflecting a 16% increase in revenues, a 39% increase in operating earnings and a 42% increase in diluted earnings per share compared to the first quarter 2002.

As stated in our earnings release, we anticipated reduced volumes of insurance applicants for insurance testing compared to the first quarter last year. Although we experienced an 8% decline in the number of applicants tested in the laboratory, we experienced a 15% increase in paramedical revenues and a 230% increase in teleunderwriting revenues. These results, we believe, validate our diversification of product offerings in risk assessment services as we continue to grow our overall market share in the risk assessment market.

We continue to realize substantial growth in our clinical healthcare testing revenues with 25% growth from increased penetration in our existing markets and 46% growth overall, including the acquisition of Central Plains Laboratories in December 2002. As our testing volumes continue to expand, we are increasing our in-house esoteric capabilities. We also continue to evaluate numerous clinical laboratory acquisition opportunities with the objective of improving capacity utilization in our Lenexa facility.

Our substance abuse testing ("SAT") volumes continue to remain comparatively soft with an overall decline in revenues of 2% this quarter compared to the first quarter last year. We are working on some joint marketing initiatives that we believe will allow us to broaden our product offering to the pre-employment screening market, and we anticipate, improve our testing volumes. Even with lower testing volumes, operating earning this quarter improved by 69% as compared to the first quarter last year in SAT.

Overall, we are encouraged by improvements in the operating efficiencies we have achieved and with the opportunities we believe will allow us to complement as well as expand our service offerings and customer base. Overall, the quarter was in line with our expectations and we reaffirm our earlier guidance of 15% revenue growth and earnings of $1.12 - $1.14 per diluted share for fiscal 2003.

Healthcare laboratory volumes at LabOne expanded considerably over the first quarter of 2002. Requisition volume was up 39% to 596,000 samples in the first quarter, compared with 429,000 samples in the same quarter a year ago. Modest price increases, expanding adoption of liquid preparation pap smears in LabOne's key markets, LabCard, and a higher priced mix from Central Plains Laboratories drove average selling price up to $34.57, or a $1.75 per requisition above a year ago. Healthcare gross margins were 41.3%, beating our budgeted plan, but affected adversely by the pre-integration contribution from Central Plains Laboratories.

Two key initiatives for the healthcare laboratory continue to be the integration of Central Plains Laboratories and the expansion of our esoteric test offering. As projected, at the end of the first quarter an interface was built and completed between LabOne and CPL to enable the transfer of CPL's esoteric tests to LabOne's platform. Initial client response to improved turn-around time offered through LabOne has been positive. Throughout the second quarter, tests will be referred from CPL to LabOne, supporting a major cost reduction. Administrative synergies were realized in the first quarter. We anticipate the installation of a new lab information and anatomic pathology system at CPL in the fourth quarter, enabling further integration with the main laboratory.

Our test menu continues to widen as send-out tests are internalized. Upcoming assays to be established at LabOne include certain specialized chemistries, heavy metals, serology, coagulation tests and molecular diagnostic assays.

Insurance applicants processed in the laboratory during the first quarter totaled 1,335,000, compared with 1,450,000 a year ago. Average selling price per applicant increased, as life insurance clients adopted additional reflex and screening tests, including hepatitis C and C Reactive Protein. Operational improvements including Intelligent Character Recognition, improved inbound freight density, lower consumable costs and employee cross-training drove insurance laboratory testing margins to 46.1% compared with 40.2% in the same quarter a year ago.

Requests for attending physician statements increased by 77% over last year. Gross profit for attending physician statements decreased, however, due to lower average selling price and increased costs associated with retrieval of records from physician offices. To reverse this trend and in anticipation of rising costs associated with HIPAA compliance, client pricing schedules are being restructured, where possible.

Substance Abuse Testing volumes were down 4%, as economic pressures seem to continue to impact client hiring patterns. For the first quarter, 491,000 donors were tested, compared with 511,000 a year ago. The test mix for oral fluid increased compared to the first quarter last year, reflecting a slightly higher average selling price in the first quarter of 2003. SAT gross margin improved to 25% compared with 22.7% last year despite the lower volumes.

Revenues for the first quarter 2003 were $81.9 million compared to $70.6 million in the first quarter 2002. Contrasted with the first quarter of last year, revenues for risk assessment services increased 10% to $55.4 million, healthcare increased 46% to $20.6 million and substance abuse testing decreased 2% to $6.0 million.

Net income for the first quarter 2003 was $4.6 million or $0.27 per diluted share compared to $3.1 million or $0.19 per diluted share for the first quarter 2002.

Previously we have discussed EBITDA in connection with segment operating performance. In view of the new SEC requirements, we will be disclosing operating earnings as reported in our public filings. Operating earnings reflects earnings before interest expense, investment income, other non-operating income and income taxes.

Operating earnings for the first quarter 2003 were $7.9 million compared to $5.7 million for the same period last year. First quarter 2003 operating earnings comprised $11.4 million for risk assessment, $3.9 million for healthcare and $700,000 for substance abuse testing, offset by $8.1 million for corporate selling, general and administrative expenses. This compares to operating earnings for the same period in 2002 of $9.3 million for risk assessment, $2.7 million for healthcare and $400,000 for substance abuse testing, offset by $6.7 million for corporate selling, general and administrative expenses.

Working capital decreased slightly from December 2002. Long-term debt and current maturities were $59.9 million at the end of the quarter compared to $65.1 million at the end of December 2002. Net cash provided by operations for the quarter was $7.9 million compared to $1.4 million for the same quarter in 2002. Capital expenditures during the quarter were $1.5 million compared to $3.0 million in the first quarter 2002.

Question and Answer Session:

Q:   Can you give us an idea of what the timing is on this Central Plains Lab integration? If you looked at the net effect of it in the last quarter, was it a drain, and when might it have some impact particularly on the cost side?

A:   With regard to Central Plains Laboratory our integration plan really had three steps to it, and each of those steps represented a particular synergy. The first step obviously was to realize the administrative synergies with the removal of certain consulting fees and fees being taken out by previous owners. That was fairly straightforward, and that was accomplished and thereby reflected in the first quarter; so we saw that first phase of administrative synergies actually reflected in the first quarter. The second phase of synergies related to integration was to get their esoteric tests or their send-out tests moved to LabOne's platform. That did two things: it either enabled us to perform the tests here for them at a much lower cost than they were buying the test for, or it enabled us to wrap our negotiated agreements with send-out laboratories around their testing and then realize a lower cost. Before we could do that we had to write an interface between our LIS systems. That interface was completed at the very end of the first quarter, as we said it would be, and subsequently right in the beginning of April tests began to move. Today that phase two is about 90% complete; there are still some tests to move. Those synergies will be reflected therefore in the second quarter numbers rather than the first quarter. The third and final phase of integration is actually to move some of the routine tests that are being performed in Hays, particularly from markets that are easier to get to Kansas City than they are to get to Hays - i.e., Amarillo and Wichita - to get that routine testing into LabOne. You may recall that's predicated on system interfaces. We had decided to purchase and implement a new laboratory information system in Hays which we did purchase and we are in the implementation phase, and also to acquire and implement a new pathology system. Both of those systems give us better capabilities to serve the outreach market from that laboratory, and those systems are absolutely imperative before we can integrate that routine work. Those systems are scheduled to be installed, tested and operational September 1st. I'd like to give the operations team some latitude to beat that number and maybe there would be something going on after September 1st, but on or around September 1st we will have those two systems up and running. Subsequently we'll interface the routine tests to LabOne. So we would see an impact during the fourth quarter of the third phase of integration. It would also be anticipated that with the knowledge set that we get from the installation of these two systems as an interface, that it will make integration in the future with other clinical labs conceivably more expeditious.

Q:   Is Central Plains running at a rate above what you were running before you acquired it or about the same?

A:   It's running slightly above before we acquired it.

Q:   You mentioned the joint market initiatives for the substance abuse testing. Could you expand on what that could be?

A:   Yes, there's a couple of things that we're doing. One of the things that we've understood in that market is that in order to be more competitive we need to be providing the fullest array of services for pre-employment screening which is more conventionally the TPA services. That includes the background checks, includes some enhanced system performance for results reporting to occupational med clinics as well. So we have actually two parties that we're working with jointly in order to be able to expand that marketing.

Q:   Anything unusual in the operating cash flow number this quarter?

A:   Nothing uniquely, no. We did have a repayment of a note receivable that had been carried for the preceding two or three quarters, but that was somewhat offset by one of our larger accounts being paid in April as opposed to the quarter. We did have a benefit from that note being repaid, though.

Q:   Do you have a tax payment in Q1?

A:   Yes, we do.

Q:   Why not increase the guidance range to reflect the upside in the quarter?

A:   Because we wish to remain conservative.

Q:   Is there any reason that we should be concerned with our prior estimates? On a quarterly basis, would you suggest taking a couple of cents out of the back half of the year or are you still comfortable with where we were prior to today?

A:   I am comfortable with what our guidance is. I'm not unhappy with the analysts' guidance or the consensus overall either.

Q:   Is it a fair question to ask you what the dollar volume, from Lab Card has been, say, for the last couple of years, and also what it was year over year for the first quarter?

A:   Let me comment just briefly on our Lab Card volume. We currently have about 3.5 million members in the Lab Card group. It's still a very significant part of our overall healthcare business, and it continues to increase with more utilization with our existing customers. In terms of the actual revenue amount, I would surmise it would be close to around $30 million of business on our healthcare block. We remain very optimistic with the business, and we continue to offer the product on a national basis.

Q:   That's very good news; I didn't realize it was that size. Is it possible for you to give us a little more flavor about how rapidly it's growing which, if you answered my question explicitly, we would have but maybe you don't want to get into that kind of detail?

A:   It's a little bit difficult to project. We generally go into our projections for the succeeding year with the utilization rates that we've maintained for the prior year. I can tell you as a step process though what we have seen - and I think we've mentioned this in prior calls - is that large accounts typically have a utilization rate below 20% in their first year of adoption. That generally goes to the mid 20% in the second year; generally goes into the low 30 to mid 30% in the third year. We don't know really where it peaks out. Quite candidly, we've got some accounts that are at 90% utilization and we have some accounts that have leveled out at 40% utilization. So it's a matter of mixture of accounts and anticipating adoption.

Q:   You're suggesting it should be up this year but you really don't want to quantify it or give us historical growth rates?

A:   Historically, yes, we mentioned that healthcare was growing at 25% top line. Historically, Lab Card has grown slightly faster than that and it still is above that. As one of the products in healthcare, it's still a driver above that 25% growth rate.

Q:   With regard to CPL, are we to understand there was...how much...CPL being part of LabOne now...irrespective of the integration, did whatever revenue they would normally do, is it a fair question to ask you what that was in the first quarter?

A:   Yes, I think we've actually kind of alluded to that in our initial comments, as we said that overall our growth is 46%; 25% of that growth was organic. So that's 21% of the growth in the first quarter that was related to CPL.

Q:   Okay, that's good. Let me ask you about SAT. That is trending down, but you mentioned in an earlier conference call that you'd seen some uptick since the end of the quarter. That could kind of be an interesting proxy for employment growth going forward. Are there any insights we might gain from what's going on there?

A:   Yes, other than this quarter, we've only got one month as a data set. It's relatively flat - it hasn't demonstrated a decrease from the prior year - but that doesn't speak for an entire second quarter. So I'm in no better position than Greenspan to predict what that means, but quite candidly I would be hopeful that we'll start seeing flattening out and then with some of our initiatives this year that we'll start seeing an uptick.

Q:   Well, we all are. That's just a point. I thought maybe we were discovering an unknown indicator here...

A:   Well, it may well be an indicator.

Q:   On the paramed pickup in the quarter, I wanted to see if you could quantify what the current run rate revenues are from paramed services, and then specifically if you could say how you're picking up that incremental market share - whether it's through your new exclusive contracts or just a better quality of service, etc.

A:   Our current run rate on our paramedical business is about $85 million. In terms of where we're getting that new business, a substantial part of the growth is coming from home-office directed business. We have several new customers that are now working with us on an exclusive basis, and certainly as more and more companies move to the home-office directed model we think that benefits us because we have excellent connectivity to our insurance company clientele. So again, as far as our run rates, maybe $5 million worth of growth's coming from the home-office directed side. I might also add that as our teleunderwriting grows, there's some serendipity there because generally those teleinterviews get directed to ExamOne, so that also helps feed our examination growth; and you can see that we've had tremendous growth in teleunderwriting in this quarter by contrast to last year.

Q:   What was the teleunderwriting revenue run rate in the quarter?

A:   It's generally running right now about $17-18 million on an annualized basis. In terms of our product lines and our overall risk assessment portfolio, that's probably one of the fastest growing product lines. There is tremendous interest in the insurance industry in looking at utilizing teleunderwriting, and as that product grows - with good margins, I might add - then certainly we expect the paramedical business to grow as well.

Q:   The second question I had is related to the volume that you're transferring over from CPL in the second quarter and the appropriate synergy related to that. Can you help quantify what the volumes are on a monthly or daily basis that are going to be redirected to LabOne and what you think the dollar amount of synergy is that you can achieve? And are those volumes reflected in the volumes that were mentioned at the beginning of the call, at this quarter?

A:   As far as total healthcare volume, yes, the CPL volume is now reflected in that. Keep in mind the volume that's moved over here during the second quarter is part of the second phase of integration which was to get at their send-out tests, the esoteric tests. So their relative volume of tests that they're moving to LabOne inside of that transfer is relatively small. The dollar amount associated with that is roughly $300,000 annually in EBITDA. Then a significant component of the synergies will be realized again at the end of third quarter or fall into third quarter when the routine testing is moved over. Annually, Central Plains was doing - I think as what would be expected for a lab of its size - about a thousand specimens a day. The test of volumes are between 35 and 50 a day when we talk about esoterics.

Q:   The last question I had is related to the acquisition environment. Can you comment on the type of acquisitions you're looking for? Whether they would be regional around the Kansas City area or other hospital-based labs? And then generally what kind of competition you're seeing for these labs?

A:   Okay, as we said before, our profile is generally between $10 million and $50 million; at least that's what we have an ongoing initiative or dialogue with right now. There's more competition for the larger laboratories than there are generally for the smaller ones. There are, I believe, some advantages that we have, particularly if it's the smaller ones, but even I think it offers to some of the larger ones as well in that to the extent that they've had a fairly active outreach program or marketing effort and have been marketing against the two larger competitors, they have not been marketing against LabOne previously in the past. And I think, again, our approach to how we would impact the market is considerably different than historically what has been viewed with LabCorp and Quest in trying to maintain a local market feel and basically translating that integration into something different than has been done in the past. So it's been very well received; our pipeline is very full. Having a full pipeline and actually consummating a transaction are altogether two different things, and to the extent that there is a hospital constituency involved it's generally a little longer process than a more conventional financial transaction because there are a lot of assurances that we want to make sure that the constituents in that hospital market are comfortable with as well.

Q:   And the range of multiples that you're seeing out there?

A:   Everything we look at is still on a post-synergy multiple so there has been a little bit of a realization, I think, that the multiples are not as aggressive as they were this time last year. Having said that, though, we do still go through a lot of effort at our end in evaluating and trying to make sure that we've identified all of the synergies that can allow us to get the best value to a seller; but as we've articulated in the past, we generally will not go above five times on a post-synergy basis. There has to be a very strong strategic reason for us to do that.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: May 13, 2003	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer